EXHIBIT 5.1


August  28,  2002

NetCare  Health  Group,  Inc.
362  Industrial  Road
Middletown,  Connecticut  06457


Re:     Registration  Statement  on  Form  S-8  Relating to 20,000,000 shares of
Common  Stock  issuable  to  consultants

Gentlemen:

     We are special counsel to NetCare Health Group, Inc. a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-8 (the "Registration Statement") relating to (i) 1,500,000 shares of common stock, par value $.001 per share ("Common Stock") issuable to a consultant pursuant to the terms and provisions of a certain Consulting Agreement dated as of August 28, 2002, by and between the Company and David Lubin ("Lubin Shares"); (ii) 10,000,000 shares of common stock, par value $.001 per share ("Common Stock") issuable to a consultant pursuant to the terms and provisions of a certain Consulting Agreement dated as of August 26, 2002, by and between the Company and Richard Leibowitz ("Leibowitz Shares") and (iii) 8,500,000 shares of Common Stock issuable to a consultant pursuant to the terms and provisions of a certain Consulting Agreement dated as of August 26, 2002, by and between the Company and Phyllis Schonbrun ("Schonbrun Shares"; and together with the Lubin Shares and the Leibowitz Shares, the "Consultant Shares").

     We have reviewed or are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended, and By-Laws of the Company, as each is currently in effect, the Registration Statement, the Consulting Agreements described above, resolutions of the Board of Directors of the Company relating to the registration and issuance of the Consultant Shares and such other corporate documents and records and other certificates, and we have made such investigations of law, as we have deemed necessary or appropriate in order to render the opinion hereinafter set forth.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the accuracy and completeness of all public records reviewed. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, we are of the opinion that the Consultant Shares have been validly authorized, and when issued and paid for in the manner contemplated in the Consulting Agreements, will be legally issued, fully paid and non-assessable.

     Members of our firm are admitted to the bar of the State of New York. We express no opinion as to the laws of any other jurisdiction other than the laws of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

                                   Very  truly  yours,

                                   /s/  Seth  A.  Farbman,  P.C.

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